As filed with the Securities and Exchange Commission on May 16, 2023

Registration Statement No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

FULTON FINANCIAL CORPORATION

(Exact name of registrant as specified in its charter)

Pennsylvania	23-2195389
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

One Penn Square P.O. Box 4887 Lancaster, Pennsylvania	17604
(Address of principal executive offices)	(Zip Code)

AMENDED AND RESTATED 2023 DIRECTOR EQUITY PLAN

(Formerly the Amended and Restated Directors’ Equity Participation Plan)

(Full Title of the Plan)

Curtis J. Myers Chairman, Chief Executive Officer and President Fulton Financial Corporation One Penn Square P.O. Box 4887 Lancaster, Pennsylvania 17604
(Name and address of agent for service)

(717) 291-2411

(Telephone number, including area code, of agent for service)

With a copy to:

Natasha R. Luddington, Esq.

Senior Executive Vice President, Chief Legal Officer

and Corporate Secretary

Fulton Financial Corporation

One Penn Square, P.O. Box 4887

Lancaster, Pennsylvania 17604

(717) 291-2411

Shawn M. Turner, Esq. Holland & Knight LLP 1801 California Street, Suite 5000 Denver, Colorado 80202 (303) 974-6645

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large Accelerated filer ☒	Accelerated filer ☐
Non-accelerated filer ☐	Smaller reporting company ☐
Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

EXPLANATORY NOTE

On June 22, 2011, Fulton Financial Corporation (the “Registrant”) filed with the Securities and Exchange Commission (the “Commission”) a Registration Statement on Form S-8 (Commission No. 333-175065) (the “Original Registration Statement”) registering shares of the Registrant’s common stock that may be issued under the Fulton Financial Corporation 2011 Directors’ Equity Participation Plan (the “2011 Plan”). On June 18, 2019, the Registrant filed with the Commission a Post-Effective Amendment No. 1 to the Original Registration Statement to reflect amendments to the 2011 Plan (as amended, the “2019 Director Equity Plan”).

On March 21, 2023, the Registrant’s board of directors approved the amendment and restatement of the 2019 Director Equity Plan (as amended and restated, the “2023 Director Equity Plan”), subject to shareholder approval. The 2023 Director Equity Plan was approved by the Registrant’s shareholders at the Registrant’s annual meeting of shareholders held on May 16, 2023. The 2023 Director Equity Plan provides, among other things, that the total number of shares of the Registrant’s common stock that may be granted under the 2023 Director Equity Plan will be 500,000, which consists of (i) the remaining shares of the Registrant’s common stock available to be granted under the 2019 Director Equity Plan as of May 16, 2023 and (ii) an additional 453,922 shares (the “Additional Shares”) of the Registrant’s common stock. This Registration Statement on Form S-8 (“Registration Statement”) is being filed by the Registrant to register the Additional Shares of the Registrant’s common stock for issuance under the 2023 Director Equity Plan.

Pursuant to General Instruction E to Form S-8 under the Securities Act of 1933, as amended (the “Securities Act”), the contents of the Registration Statement on Form S-8 of the Company filed with the Commission on June 22, 2011 (File No. 333-175065), including any amendments thereto or filings incorporated therein, are incorporated herein by this reference to the extent not modified, superseded or replaced hereby, or by any subsequently filed document that is incorporated by reference herein or therein.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

ITEM I. PLAN INFORMATION.

The documents containing the information specified in Item 1 will be sent or given to employees as specified by Rule 428(b)(1) under the Securities Act. In accordance with the rules and regulations of the Commission and the instructions to Form S-8, such documents are not being filed with the Commission either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424 under the Securities Act.

ITEM 2. REGISTRANT INFORMATION AND EMPLOYEE PLAN ANNUAL INFORMATION.

The documents containing the information specified in Part I, Items 1 and 2 will be delivered to each of the participants in accordance with Form S-8 and Rule 428 promulgated under the Securities Act. The participants shall be notified by a written statement that, upon written or oral request, they will be provided, without charge, (i) the documents incorporated by reference in Item 3 of Part II of the Registration Statement, and (ii) other documents required to be delivered pursuant to Rule 428(b). The statement will inform the participants that these documents are incorporated by reference in the Section 10(a) prospectus, and shall include the address (giving title or department) and telephone number to which the request is to be directed.

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PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

The following documents previously or concurrently filed with the Commission are hereby incorporated by reference in this Registration Statement:

a)	The Registrant’s Annual Report on Form 10-K for the fiscal year ended December 31, 2022;
b)	The Registrant’s Quarterly Report on Form 10-Q for the fiscal quarter ended on March 31, 2023 filed with the Commission on May 9, 2023;
c)	The Registrant’s Current Reports on Form 8-K filed with the Commission on May 16, 2023;
d)	All other reports filed pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) since the end of the fiscal year covered by the Registrant’s Form 10-K referred to in (a) above; and
e)	The description of Registrant’s common stock contained in Exhibit 4.7 of Registrant’s Annual Report on Form 10-K for the year ended December 31, 2019, filed with the Commission on February 21, 2020, and any amendment or reports filed for purposes of updating such description.

All documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all such securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing of such documents.

All of the above-referenced documents shall be deemed to be incorporated by reference herein and to be a part hereof from the date of filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is incorporated or deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4. Description of Securities.

Not applicable.

Item 5. Interests of Named Experts and Counsel.

Not applicable.

Item 6. Indemnification of Directors and Officers.

Section 1741 of the Pennsylvania Business Corporation Law (the “PBCL”) provides, in general, that a corporation will have the power to indemnify any person who was or is a party or is threatened to

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be made a party to any threatened, pending or completed action or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation), by reason of the fact that the person is or was a representative of the corporation, or is or was serving at the request of the corporation as a representative of another enterprise. Such indemnity may be against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with the action or proceeding, if the person acted in good faith and in a manner the person reasonably believed to be in, or not opposed to, the best interests of the corporation and if, with respect to any criminal proceeding, the person did not have reasonable cause to believe his conduct was unlawful.

Section 1742 of the PBCL provides, in general, that a corporation will have the power to indemnify any person who was or is a party, or is threatened to be made a party, to any threatened, pending or completed action by or in the right of the corporation to procure a judgment in its favor by reason of the fact that the person is or was a representative of the corporation or is or was serving at the request of the corporation as a representative of another entity. Such indemnity may be against expenses (including attorneys’ fees) actually and reasonably incurred by the person in connection with the defense or settlement of the action if the person acted in good faith and in a manner the person reasonably believed to be in, or not opposed to, the best interests of the corporation, except no indemnification will be made in respect of any claim, issue, or matter as to which the person has been adjudged to be liable to the corporation unless and only to the extent that the court of common pleas of the judicial district embracing the county in which the registered office of the corporation is located or the court in which the action was brought will determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, the person is fairly and reasonably entitled to indemnity for the expenses that the court of common pleas or other court deems proper.

Under Section 1743 of the PBCL, the corporation is required to indemnify directors and officers against expenses they may incur in defending actions against them in such capacities if they are successful on the merits or otherwise in the defense of such actions. Under Section 1745 of the PBCL, a corporation may pay the expenses of a director or officer incurred in defending an action or proceeding in advance of the final disposition thereof upon receipt of an undertaking from such person to repay the amounts advanced unless it is ultimately determined that such person is entitled to indemnification from the corporation. Article V, Section 1 of Registrant’s bylaws (the “Bylaws”) provides for indemnification of directors, officers, employees and other agents of Registrant and advancement of expenses upon the undertaking by or on behalf of the indemnified party to repay such amount if it is ultimately determined that the indemnified person is not entitled to be indemnified.

Article V, Section 3 of Registrant’s Bylaws provide that the rights to indemnification and advancement of expenses in the Bylaws are not exclusive, and may be in addition to, indemnification rights provided for under any agreement, by vote of shareholders or disinterested directors, or otherwise. As authorized by Section 1747 of the PBCL and Article V, Section 4 of Registrant’s Bylaws, Fulton maintains, on behalf of its directors and officers, insurance protection against certain liabilities arising out of the discharge of their duties as well as insurance covering Registrant for indemnification payments made to its directors and officers for certain liabilities. The premiums for such insurance are paid by Registrant.

The foregoing is only a general summary of certain aspects of Pennsylvania law and Registrant’s Bylaws with respect to with indemnification of directors and officers and does not purport to be complete. The description of the Bylaws is qualified in its entirety by reference to the detailed provisions of Article V of the Bylaws of Registrant.

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Item 7. Exemption from Registration Claimed.

Not applicable.

Item 8. Exhibits.

5.1	Opinion of Holland and Knight LLP*
10.1	Amended and Restated 2023 Director Equity Plan (incorporated by reference to Exhibit 10.1 to the Current Report on Form 8-K dated May 16, 2023 and filed with the Commission on May 16, 2023)
23.1	Consent of KPMG LLP, Independent Registered Public Accounting Firm*
23.2	Consent of Holland & Knight LLP (included in Exhibit 5.1)
24.1	Powers of Attorney (contained on signature page)*
107	Calculation of Filing Fee Table*

* Filed herewith.

Item 9. Undertakings.

a)	The undersigned Registrant hereby undertakes:
1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:
(i)	to include any prospectus required by Section 10(a)(3) of the Securities Act;
(ii)	to reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement;
(iii)	to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement; provided, however, that paragraphs (a)(l)(i) and (a)(l)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Registrant with the Securities and Exchange Commission pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Registration Statement.
2)	That, for the purposes of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof;
3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering;

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b)	The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at the time shall be deemed to be the initial bona fide offering thereof.
c)	Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against policy as expressed in the Act and will be governed by final adjudication of such issue.

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SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Lancaster, Commonwealth of Pennsylvania, on the 16th day of May, 2023.

FULTON FINANCIAL CORPORATION

By:	/s/ Curtis J. Myers
Curtis J. Myers Chairman, Chief Executive Officer and President

KNOW ALL PERSONS BY THESE PRESENTS, that each individual whose signature appears below constitutes and appoints Natasha R. Luddington, Mark A. Crowe and John R. Merva ,and each of them, his or her true and lawful attorney-in-fact and agent with full power of substitution and resubstitution, for the undersigned and in the undersigned’s name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement on Form S-8, and to file the same, with exhibits and any and all other documents filed with respect thereto, with the Securities and Exchange Commission (or any other governmental or regulatory authority), granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and to perform each and every act and thing requisite and necessary to be done in ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or their substitute or substitutes may lawfully do or cause to be done by virtue hereof.

Signature	Capacity	Date

/s/ Jennifer Craighead Carey	Director	May 16, 2023
Jennifer Craighead Carey

/s/ Lisa Crutchfield	Director	May 16, 2023
Lisa Crutchfield

/s/ Anthony L. Cossetti	Executive Vice President, Chief Accounting Officer and Controller (Principal Accounting Officer)	May 16, 2023
Anthony L. Cossetti

/s/ Denise L. Devine	Director	May 16, 2023
Denise L. Devine

/s/ Steven S. Etter	Director	May 16, 2023
Steven S. Etter

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/s/ George K. Martin	Director	May 16, 2023
George K. Martin

/s/ Mark R. McCollom	Senior Executive Vice President and Chief Financial Officer (Principal Financial Officer)	May 16, 2023
Mark R. McCollom

/s/ James R. Moxley III	Director	May 16, 2023
James R. Moxley III

/s/ Curtis J. Myers	Chairman, Chief Executive Officer and President (Principal Executive Officer)	May 16, 2023
Curtis J. Myers

/s/ Antoinette M. Pergolin	Director	May 16, 2023
Antoinette M. Pergolin

/s/ Scott A. Snyder	Director	May 16, 2023
Scott A. Snyder

/s/ Ronald H. Spair	Director	May 16, 2023
Ronald H. Spair

/s/ E. Philip Wenger	Director	May 16, 2023
E. Philip Wenger

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